SECURITIES AND EXCHANGE COMMISSION
UNITED STATES
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported) July 15, 2016
EMERGENT CAPITAL, INC.
(Exact name of registrant as specified in its charter)

Florida	001-35064	30-0663473
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
	5355 Town Center Road, Suite 701 Boca Raton, Florida	33486 (Zip Code)
(Address of principal executive offices)
Registrant's telephone number including area code: (561) 995-4200

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01                          Entry Into a Material Definitive Agreement.
Effective July 15, 2016, Red Falcon Trust ("Red Falcon"), a wholly-owned indirect subsidiary of Emergent Capital, Inc. (the "Company"), entered into a first amendment to its revolving loan and security agreement dated July 16, 2015, (the "Credit Agreement") with LNV Corporation, as initial lender, the other lenders party thereto from time to time, Imperial Finance & Trading, LLC, as guarantor, Blue Heron Designated Activity Company, as portfolio administrator and CLMG Corp., as administrative agent. Upon the closing of the first amendment to the Credit Agreement, 6 additional policies and additional portions of 20 policies that were previously pledged in part as collateral under the initial Credit Agreement were pledged in an additional policy advance. Amounts advanced to Red Falcon following effectiveness of the first amendment to the Credit Agreement were approximately $3 million, with net proceeds distributed to the Company.

The foregoing summary does not purport to be complete and is qualified in its entirety by reference to the first amendment to the Credit Agreement, which is expected to be filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 2016.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

July 15, 2016

EMERGENT CAPITAL, INC.
(Registrant)

By:	/s/ Christopher O'Reilly
Christopher O'Reilly
General Counsel and Secretary